EXHIBIT 99.2

                                       (NASDAQ: SIFI)

SI FINANCIAL GROUP, INC. ANNOUNCES CASH DIVIDEND

Willimantic, Connecticut—April 28, 2010.  The Board of Directors of SI Financial Group, Inc. (the “Company”) (Nasdaq Global Market: SIFI) today announced that it would resume paying a cash dividend on the Company’s outstanding shares of common stock for the quarter ended March 31, 2010.  The Company suspended paying a dividend effective with the quarter ended March 31, 2009 in response to the national economic crisis.

Rheo A. Brouillard, President and Chief Executive Officer commented, “We believe our decision to suspend dividends during 2009 was both prudent during the economic crisis and in the long-term best interest of the shareholders.  Maintaining a strong capital position during uncertain economic times has always proven to be the correct strategy.  As the economy slowly begins to improve and stabilize, we believe it is an appropriate time to resume paying a dividend to our loyal shareholders.”

The dividend of $0.03 per share will be paid on or about May 28, 2010 to stockholders of record as of the close of business on May 10, 2010.

Subject to regulatory approval, SI Bancorp, MHC, the Company’s mutual holding company parent, intends to waive receipt of the dividend.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company.  Established in 1842, the Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut.

CONTACT:
Sandra Mitchell
Vice President / Director of Corporate Communications
Email:  investorrelations@banksi.com
(860) 456-6509